PLAYBOY ENTERPRISES, INC.

                                CHRISTIE HEFNER
                                  CHAIRMAN AND
                            CHIEF EXECUTIVE OFFICER

November 30, 2000

Michael Carr
7309 Westcliff Drive
West Hills, CA 91307

Dear Michael:

It is with great pleasure that we offer you the position of President, Publishing Group; Executive Vice President, Playboy Enterprises, Inc. and Publisher, Playboy Magazine to start on Monday, December 4, 2000. You will be reporting directly to me. You will be based at the Playboy offices in New York, although you will be expected to do such traveling as may be necessary and appropriate for the performance of your duties.

You will be paid a base salary of $350,000 per year, to be paid on a biweekly basis on our normal payroll dates. You are entitled to participate in a Board approved incentive plan with a maximum annual potential of 100% of your base salary. The bonus will be based on corporate and group financial performance.

You will also be entitled to participate in a special bonus plan based on the profitability of advertising sales. You will receive 3% of the increase year/year in advertising profit contribution (ad revenue less ad expense) with a maximum award opportunity of $350,000.

You are eligible to participate in the Executive Stock Plan and will receive a grant of 25,000 options of Playboy's Class B stock which will vest in equal annual installments over two years. This stock grant will be for 2001 but will be given to you immediately upon your hire. The strike price will be based on the stock's closing price on the day prior to your start date. Also, you will participate in the existing restricted stock plan, which will provide you with 5,000 and 10,000 shares of Class B stock upon the Company's achieving $15 million and $20 million in Corporate operating income, respectively.

To assist in your move, the Company will arrange and pay for the reasonable costs of transporting your household goods from Los Angeles to New York under the Company's relocation policy.

You will be entitled to Playboy's health benefits plans (effective on the first day of your employment) as well as participation in the executive vacation policy, matching 401k plan, and Deferred Compensation plan. Details of these plans/benefits will be provided to you. While we cannot promise that these plans will not change in the future, we can assure you that you will be treated no less favorably than other executives at your level.

If the above is acceptable, please sign, date and return the enclosed copy of this letter. Once again, welcome back to the Playboy family.

ACCEPTED:                               Sincerely,

/s/ Michael T. Carr                     /s/ Christie Hefner
-----------------------------------     Christie Hefner
Michael T. Carr

12/01/00
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